As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-227619

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 (No. 333-227619)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GARRETT MOTION INC.

(Exact name of Registrant as specified in its charter)

Delaware	82-4873189
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

La Pièce 16

Rolle, Switzerland 1180

(Address, including zip code, of Registrant’s principal executive offices)

2018 Stock Incentive Plan of the Company and its Affiliates

2018 Stock Incentive Plan for Non-Employee Directors of the Company

(Full title of the plan)

Olivier Rabiller

Chief Executive Officer

La Pièce 16

Rolle, Switzerland 1180

+41 21 695 30 00

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Evan S. Simpson

Sullivan & Cromwell LLP

1 New Fetter Lane

London, England EC4A 1AN

+44 207 959-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is being filed by Garrett Motion Inc. (the “Company”) to deregister any and all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) registered but unsold or otherwise unissued as of the date hereof under the following Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (File No. 333-227619), filed with the Commission on October 1, 2018, pertaining to the registration of 10,400,000 shares of Common Stock reserved for issuance upon exercise of options granted, or in respect of awards granted, under the 2018 Stock Incentive Plan of the Company and its Affiliates and the 2018 Stock Incentive Plan for Non-Employee Directors of the Company.

On September 20, 2020, the Company and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions (the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to pursue a Chapter 11 plan of reorganization. The Chapter 11 Cases were jointly administered under the caption “In re Garrett Motion Inc., 20-12212.” On April 26, 2021, the Debtors filed the proposed Amended Joint Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”).

On April 26, 2021, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”), under which, on April 30, 2021, the effective date of the Plan, all outstanding shares of the Common Stock were cancelled. Accordingly, all offerings of securities pursuant to the Registration Statement have been terminated.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

As no securities are being registered herein, and the sole purpose of this filing is to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rolle, Switzerland, on April 30, 2021.

GARRETT MOTION INC.

By:	/s/ Olivier Rabiller
Name: Olivier Rabiller
Title: Chief Executive Officer & President

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.